PREFERRED STOCK PURCHASE AGREEMENT

                                     BETWEEN

                              ADSOUTH PARTNERS INC.

                                       AND

                               BARRON PARTNERS LP,

                   VESTAL VENTURE CAPITAL AND RICHARD MOLINSKY

                                      DATED

                                  JUNE 16, 2005





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

                       PREFERRED STOCK PURCHASE AGREEMENT

          This PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 16th day of June, 2005 by and among Adsouth Partners Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company" or "Adsouth") and BARRON PARTNERS LP, a Delaware limited partnership ("Investor")., Vestal Venture Capital ("Vestal") and Richard Molinsky ("Molinsky"), with the Investor, Vestal and Molinsky being collectively referred to as the "Purchasers" and each, individually, as a "Purchaser." The Purchasers are not investing as an equity group and each of the investors have independently made their own decision with regards to the purchase of the securities

                             PRELIMINARY STATEMENT:

          WHEREAS, the Investor wishes to purchase from the Company, upon the terms and subject to the conditions of this Agreement, Nine Hundred and Twenty Five Thousand Nine Hundred and Twenty Six shares (925,926 shares) of series B convertible preferred stock of the Company, with such preferred stock being as described in the Certificate of Designations, Rights and Preferences (the "Certificate of Designations") in substantially the form attached hereto as Exhibit A (the "Series B Preferred Stock") for the Purchase Price set forth in
Section 1.3.14 hereof. Subject to the limitations set forth in the Certificate of Designation, each share of Series B Preferred Stock shall be convertible into Nine (9.0) shares of Common Stock at any time. In addition, the Company will issue to the Purchasers Common Stock Purchase Warrants (the "Warrants") to purchase up to an additional twelve million (12,000,000) shares of Common Stock of the Company at exercise prices as stated in the Warrants; and

          WHEREAS, at the Closing pursuant to this Agreement, (i) Vestal is exchanging all of the convertible notes, in the principal amount plus accrued interest of Seven Hundred and Sixty One Thousand Two Hundred and Forty Four Dollars ($761,244), and the shares of Common Stock and warrants which Vestal purchased from the Company for an aggregate purchase price plus accrued interest of Seven Hundred Fifty Five Thousand Dollars ($750,000) pursuant to subscription agreements dated February 17, 2005 and May 16, 2005, for (x) Two Hundred and Eighty One Thousand Nine Hundred and Forty Two (281,942) shares of Series B Preferred Stock and (y) Warrants to purchase Two Million Seven Hundred and Fifty Eight Thousand Three Hundred and Seventy Seven (2,758,377) shares of Common Stock, and (ii) Molinsky is exchanging the convertible note in the principal amount plus accrued interest of Fifty Thousand Four Hundred and Sixty Dollars ($50,460) and the shares of Common Stock and warrants which Molinsky purchased from the Company for an aggregate purchase price of Fifty Thousand Dollars ($50,000) pursuant to a subscription agreement dated as of May 16, 2005 for (x) Eighteen Thousand Six Hundred and Eighty Nine (18,689) shares of Series B Preferred Stock and Warrants to purchase One Hundred and Eight Two Thousand Eight Hundred and Forty Two (182,842) shares of Common Stock, the exchanges by Vestal and Molinsky being referred to as the "Exchanges," the notes, shares of Common Stock and warrants issued previously issued to Vestal and Molinsky being referred to as the "Exchange Securities," and the subscription agreements referred to in this recital are collectively referred to as the "Prior Subscription Agreements"; and

         WHEREAS, the parties intend to memorialize the purchase and sale of such Series B Preferred Stock and the Warrants.


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

         NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

             INCORPORATION BY REFERENCE, SUPERSEDER AND DEFINITIONS

1.1 Incorporation by Reference. The foregoing recitals and the Exhibits and Schedules attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

1.2 Supersedes Other Documents. This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties governing the affairs of the Company, shall supersede such instrument or understanding to the fullest extent permitted by law. A copy of this Agreement shall be filed at the Company's principal office.

1.3 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):

         1.3.1   "1933 Act" means the Securities Act of 1933, as amended.

         1.3.2 "1934 Act" means the Securities Exchange Act of 1934, as amended.

         1.3.3 "Affiliate" means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term "control," as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50 percent of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

         1.3.4 "Articles" means the Articles of Incorporation of the Company, as the same may be amended from time to time.

         1.3.5 "Closing" shall mean the Closing of the transactions contemplated by this Agreement on the Closing Date.

         1.3.6 "Closing Date" means the date on which the payment of the Purchase Price (as defined herein) by the Investor to the Company is completed pursuant to this Agreement to purchase the Series B Preferred Stock and Warrants, which shall occur on or before June 16th, 2005.

         1.3.7 "Common Stock" means shares of common stock of the Company, par value $0.0001 per share.


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

         1.3.8 "Escrow Agreement" shall mean the Escrow Agreement among the Company, the Investor and Esanu Katsky Korins & Siger, LLP, as Escrow Agent, attached hereto as Exhibit D

         1.3.9 "Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers, or directors of and consultants (other than consultants whose services relate to the raising or investment of funds) to the Company pursuant to (i) the Company's existing stock option and equity incentive plans, (ii) the New Plan, as defined in Section 3.2 of this Agreement,
(iii) any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or by a majority of the members of a committee of non-employee directors established for such purpose or (iv) any stock issued or options granted at no less then 85% of fair market value to an officer of the Company or any subsidiary if such person were not previously employed by the Company or any subsidiary and such stock or option were issued or granted in connection with his or her initial employment by the Company or a subsidiary, (b) securities upon the exercise of or conversion of any securities issued pursuant to or contemplated by this Agreement, (c) any issuance of Common Stock upon exercise or conversion of outstanding options and warrants, (d) securities issued pursuant to acquisitions of material assets, products or licensing agreements, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities., (e) any issuance of securities in a public offering or (f) any issuance of Common Stock upon conversion or exercise of any options, warrants or other securities which come within the definition of Exempt Issuance pursuant to clauses (a) through (e), inclusive, of this Section 1.3.9.

         1.3.10 "Material Adverse Effect" shall mean any adverse effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its material obligations under this Agreement or the Registration Rights Agreement or to perform its obligations under any other material agreement.

         1.3.11 "Nevada Act" means the Chapter 78 of the Nevada Revised Statutes, as amended.

         1.3.12 "Person" means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

         1.3.13 "Purchase Price" means the $2,500,000 paid by the Investor to the Company for the Series B Preferred Stock and the Warrants.

         1.3.14 "Registration Rights Agreement" shall mean the registration rights agreement between the Investor and the Company attached hereto as Exhibit B.

         1.3.15 "Registration Statement" shall mean the registration statement under the 1933 Act to be filed with the Securities and Exchange Commission for the registration of the Shares pursuant to the Registration Rights Agreement attached hereto as Exhibit B.

         1.3.16  "SEC" means the Securities and Exchange Commission.

         1.3.17 "SEC Documents" shall mean the Company's latest Form 10-K or 10-KSB as of the time in question, all Forms 10-Q or 10-QSB and 8-K and proxy statements filed thereafter, until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.


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

         1.3.18 "Shares" shall mean, collectively, the shares of Common Stock of the Company issued upon conversion of the Series B Preferred Stock subscribed for hereunder and those shares of Common Stock issuable to the Investor upon exercise of the Warrants.

         1.3.19 "Subsequent Financing" shall mean any offer and sale of convertible debt or shares of preferred stock that is senior or superior to the Series B Preferred Stock other than Exempt Issuances.

         1.3.20 "Transaction Documents" shall mean this Agreement, all Schedule s and Exhibits attached hereto, the Warrants and the Registration Rights Agreement and all other documents and instruments to be executed and delivered by the parties in order to consummate the transactions contemplated hereby, including, but not limited to the documents listed in Sections 3.2 and 3.3 hereof.

         1.3.21 "Warrants" shall mean the Common Stock Purchase Warrants in the form attached hereto Exhibit D. The exercise price shall be sixty five cents ($.65) per share for two million five hundred thousand shares, one and 20/100 dollars ($1.20) per share for two million five hundred thousand Warrants, one and 50/100 dollars ($1.50) per share for three million five hundred thousand shares, and one and 80/100 dollars ($1.80) as to the remaining three million five hundred thousand shares, subject, in each case, to adjustment as provided in the Warrants. Warrants shall be allocated to Purchasers per Schedule C to this Agreement.

                                   ARTICLE II

SALE AND PURCHASE OF ADSOUTH PARTNERS INC PREFERRED STOCK AND WARRANTS PURCHASE PRICE

2.1      Sale of Preferred Stock and Issuance of Warrants.

         (a) (i) Upon the terms and subject to the conditions set forth herein, and in accordance with applicable law, on the Closing Date

                           (A) the Company  agrees to sell to the Investor,  and
the Investor agrees to purchase from the Company, on the Closing Date (x) Nine Hundred Twenty Five Thousand Nine Hundred and Twenty Six shares (925,926 shares) of Series B Preferred Stock and the Warrants to purchase Nine Million Fifty Eight Thousand Seven Hundred and Eighty One (9,058,781) shares of Common Stock for the Purchase Price of Two Million Five Hundred Thousand Dollars ($2,500,000.00). The Purchase Price shall be paid by the Investor to the Company on the Closing Date by a wire transfer of the Purchase Price into escrow to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

                           (B) the Company  agrees to issue to Vestal Two
Hundred Eighty One Thousand Nine Hundred and Forty Two (281,942) shares of Series B Preferred Stock and (y) Warrants to purchase Two Million Seven Hundred and Fifty Eight Thousand Three Hundred and Seventy Seven (2,758,377) shares of Common Stock, and Vestal agrees to transfer and convey to the Company, all of the Exchange Securities owned by Vestal free and clear of any liens or encumbrances, in full payment for the shares of Series B Preferred Stock and Warrants issuable pursuant to this Section 2.1(a)(i)(B).


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

                           (C) the Company agrees to issue to Molinsky Eighteen
Thousand Six Hundred Eighty Nine (18,689) shares of Series B Preferred Stock and Warrants to purchase One Hundred Eighty Two Thousand Eight Hundred and Forty Two (182,842) shares of Common Stock, and Molinsky agrees to transfer and convey to the Company, all of the Exchange Securities owned by Molinsky all of the Exchange Securities owned by Molinsky free and clear of any liens or encumbrances, in full payment for the shares of Series B Preferred Stock and Warrants issuable pursuant to this Section 2.1(a)(i)(C).

                  (ii) The Company shall cause the Preferred Stock and the Warrants to be issued to the Investor upon the release pursuant to Section 2.1(a) of this Agreement upon delivery of the Purchase Price to the Company by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Company shall register the shares of Common Stock into which the Preferred Stock is convertible pursuant to the terms and conditions of a Registration Rights Agreement attached hereto as Exhibit B.

         (b) Each share of Preferred Stock shall be convertible by the Investor into Nine (9) shares of Common Stock (the "Conversion Shares"); provided, however, that the Purchaser shall not be entitled to convert the Preferred Stock into shares of Common Stock that would result in beneficial ownership by the Investor and its Affiliates of more than the applicable percentage of the then outstanding shares of Common Stock on such date. The applicable percentage shall be 4.9% for each of the Investor, Vestal, Molinsky and their respective Affiliates. For the purposes of this Agreement, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13d-3.

         (c) On the Closing Date:

                  (i) The Company will deliver to the Escrow Agent the shares of Series B Preferred Stock and Warrants to be issued to the Investor contemporaneously with the wire transfer by the Investor of the Purchase Price to the Escrow Agent.

                  (ii) The Company will deliver to Escrow Agent the shares of Series B Preferred Stock and Warrants issuable to Vestal and Molinsky upon receipt by the Escrow Agent of the Exchange Securities to be delivered by such party.

         (d) Upon execution and delivery of this Agreement and the Company's receipt of the Purchase Price from the Escrow Agent pursuant to the terms of the Escrow Agreement, the Company shall issue to the Purchasers the Warrants to purchase an aggregate of twelve million shares of Common Stock at exercise prices as stated in the Warrants, all pursuant to the terms and conditions of the form of Warrants attached hereto as Exhibit C; provided, however, that the Investor, Vestal and Molinsky shall not be entitled to exercise any Warrants or receive shares of Common Stock that would result in beneficial ownership by the Investor, Vestal and Molinsky and their respective affiliates of more than 4.9% of the then outstanding number of shares of Common Stock on such date. For the purposes of this Agreement, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

2.2 Purchase Price. The Purchase Price shall be delivered by the Investor by wire transfer made payable to the Escrow Agent in United States Dollars pursuant to the Escrow Agreement on the Closing Date.


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                                   ARTICLE III

                     CLOSING DATE AND DELIVERIES AT CLOSING

3.1 Closing Date The closing of the transactions contemplated by this Agreement (the "Closing"), unless expressly determined herein, shall be held at the offices of the Company, at 5:00 P.M. local time, on the Closing Date or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow.

3.2 Deliveries by the Company. In addition to and without limiting any other provision of this Agreement, the Company agrees to deliver, or cause to be delivered, to the escrow agent under the Escrow Agreement, the following:

        a) At or prior to Closing, an executed Agreement;
         b) At or prior to Closing, the certificates for the shares of Series B Preferred Stock issuable to the Investor, Vestal and Molinsky;
         c) At or prior to Closing, executed Warrants in the names of the Investor, Vestal and Molinsky in the form attached hereto as Exhibits C;
         d) The executed Registration Rights Agreement;
         e) Certifications in form and substance acceptable to the Company and the Investor from any and all brokers or agents involved in the transactions contemplated hereby as to the amount of commission or compensation payable to such broker or agent as a result of the consummation of the transactions contemplated hereby; and from the Company or Investor, as appropriate, to the effect that reasonable reserves for any other commissions or compensation that may be claimed by any broker or agent have been set aside;
         f) Evidence of approval of the Board of Directors of the Company of the
            Transaction Documents and the transactions contemplated hereby;
         g) Evidence that all lawsuits currently outstanding and referenced in the financial statements have been settled or are no longer outstanding;
         h) Evidence that John Cammarano Jr. has been elected as President and CEO of the Company and that his employment agreement has been amended to reflect a base salary of $250,000 and will be issued 800,000 in options with an exercise price of $0.65 per share vesting over three years and the other terms of the employment agreement will be established by the compensation committee;
         i) Evidence that John Acunto Jr. has resigned as an officer of the Company and has entered into a three year exclusive consulting agreement with the Company as in Exhibit E.
         j) Evidence that the Insiders have agreed to the restrictions of
            Section 6.
         k) Evidence that all management's bonus plans will be adjusted to be based on growth in earnings per share as determined by the board of directors once the independent board of directors compensation committee has been put in place per this agreement.
         l) Price adjustments and rachets for all stock, preferred stock, convertible debt and warrants waived for all previous transactions; and/or all existing stock, preferred stock, convertible debt and warrants be bought out at or prior to closing at a reasonable valuation as determined by the Investor.
         m) The Company's existing incentive plan shall be converted to long-term incentive plan (the "New Plan") covering 10.0% of the total primary shares post the Purchasers investment to be vested over five (5) years; or as seen fit by the compensation committee, provided, however, that


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

            primary shares shall include shares of Common Stock issued or issuable upon conversion of the all of the shares of Series B Preferred Stock issued by the Company;
         n) Certificate of the President and the Secretary of the Company that the Certificate of Designation has been adopted and filed;
         o) Good standing certificates of the Company issued by each of the Secretary of States for the States of Florida and Nevada;
         p) An opinion form the Company's counsel concerning the Transaction Documents and the transactions contemplated hereby in form and substance reasonably acceptable to Investor.
         q) Stock Certificate in the name of Investor evidencing the Preferred Stock;
         r) The executed Escrow Agreement, and
         s) Such other documents or certificates as shall be reasonably requested by Investor or its counsel.

3.3 Deliveries by Investor. In addition to and without limiting any other provision of this Agreement, the Investor agrees to deliver, or cause to be delivered, to the escrow agent under the Escrow Agreement the following:

         a) A deposit in the amount of the Purchase Price;
         b) The executed Agreement with all Exhibits and Schedules attached hereto;
         c) The executed Registration Rights Agreement;
         d) The executed Escrow Agreement, and
         e) Such other documents or certificates as shall be reasonably requested by the Company or its counsel.

In the event any document provided to the other party in Paragraphs 3.2, 3.3 and
3.4 herein are provided by facsimile, the party shall forward an original document to the other party within seven (7) business days.

3.4 Deliveries by Vestal and Molinsky. In addition to and without limiting any other provision of this Agreement, each of Vestal and Molinsky severally agrees to deliver, or cause to be delivered, to the Escrow Agent, the following:

         a) The Exchanged Securities set forth after such Person's name on Schedule to this Agreement.
         b) The executed Agreement with all Exhibits and Schedules attached hereto;
         c) The executed Registration Rights Agreement;
         d) Such other documents or certificates as shall be reasonably requested by the Company or its counsel.

3.5 Further Assurances. The Company and each Purchaser, shall, upon request, on or after the Closing Date, cooperate with each other (specifically, the Company shall cooperate with the Purchasers, and each Purchaser shall cooperate with the Company and the other Purchasers) by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

3.6 Termination of Prior Subscription Agreements and Exchange Securities. Upon the delivery of the shares of Series B Preferred Stock and the Warrants to Vestal and Molinsky pursuant to this Agreement, all of their rights under, and all of the Company's obligations under, the Prior Subscription Agreements


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         and the Exchange Securities shall terminate, and neither Vestal nor
         Molinsky nor any other Person shall have any rights under, and the Company shall have no obligations under or with respect to (i) the Prior Subscription Agreements or (ii) the Exchange Securities.

3.7 Termination of Security Interest. Effective upon the issuance to Vestal and Molinsky of the Series B Preferred Stock and Warrants pursuant to this Agreement, the security agreement (the "Security Agreement"), dated as of May 16, 2005, by and among the Company, Vestal, as Agent, and Vestal and Molinsky, as lenders, and the security interests granted pursuant to the Security Agreement shall, without any further action on the part of Vestal or Molinsky, terminate, and neither Vestal nor Molinsky shall have any rights or interest pursuant to the Security Agreement.

3.8      Waiver. Any Purchaser may waive (i) any of the requirements of Section
         3.2 of this Agreement, and (ii) any of the requirements of the Company under the Escrow Agreement but only to the extent that such requirements relate to such Purchaser. The Company, at its discretion, may waive any of the provisions of Section 3.3 or 3.4 of this Agreement.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              ADSOUTH PARTNERS INC

         The Company represents and warrants to the Purchasers as of the date hereof and as of Closing (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations the Investor has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

4.1 Organization and Qualification. Adsouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Material Adverse Effect on the business, operations, properties, assets, financial condition or results of operation of Adsouth and its subsidiaries taken as a whole.

4.2 Articles of Incorporation and By-Laws. The complete and correct copies of the Company's Articles and By-Laws, as amended or restated to date, have been provided to the Purchasers. Except for the filing of the Certificate of Designation, the Articles and the By-laws will be not be modified or amended between the date of the Agreement and the Closing Date.


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4.3      Capitalization.

         4.3.1 The authorized and outstanding capital stock of Adsouth as of the date of this Agreement and as adjusted to reflect the issuance of the Series B Preferred Stock pursuant to this Agreement is set forth in Schedule 4.3 to this Agreement. Schedule 4.3 also sets forth information as to shares of Common Stock issuable upon conversion or exercise of outstanding options, warrants and convertible securities. All shares of capital stock have been duly authorized and are validly issued, and are fully paid and non-assessable, and free of preemptive rights. All shares of Common Stock issuable upon conversion or exercise of the convertible securities, including the Series B Preferred Stock and Warrants, will, when issued in accordance with the terms thereof and upon payment of any consideration provided by the instruments relating to the convertible securities, be duly authorized, validly existing, fully-paid, non-assessible and free of preemptive rights.

         4.3.2 Except pursuant to this Agreement and as set forth in Schedule
4.3 hereto and in the SEC Documents as of the date hereof and as of the Closing Date, there are not now outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Adsouth, or agreements, understandings or arrangements to which the Company is a party, or by which the Company is bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock. The Company agrees to inform the Purchasers in writing of any additional warrants granted prior to the Closing Date.

         4.3.3 The Company on the Closing Date (i) will have full right, power and authority to issue to the Purchasers, the shares of Series B Preferred Stock to be issued pursuant to this Agreement, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever, other than restrictions under applicable securities laws and set forth in the Preferred Stock Designations; and (ii) upon conversion of the Series B Preferred Stock or exercise of the Warrants, the Purchasers will acquire title to such Shares, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever, except as otherwise provided in this Agreement as to the limitation on the voting rights of such Shares in certain circumstances and except as required by applicable securities laws.

4.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Series B Preferred Stock, and the Warrants, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement. This Agreement has been duly executed and delivered by Adsouth and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.5 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company does not, and the performance by Adsouth of its obligations hereunder will not: (i) conflict with or violate the Articles or By-Laws of Adsouth; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of


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

the date of this Agreement and applicable to Adsouth; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by Adsouth or any of its properties or assets is bound., except as set forth in Schedule 4.5 to this Agreement. Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a Material Adverse Effect.

4.6 Report and Financial Statements. Adsouth has made available to the Purchasers the SEC Documents, including the audited financial statements for the year ended December 31, 2004 and the unaudited financial statements for the three months ended March 31, 2005 (collectively, the "Financial Statements"). Each of the balance sheets contained in or incorporated by reference into any such Financial Statements (including the related notes and schedules thereto) fairly presented the financial position of the Company, as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly presents, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company, for the periods to which they relate, in each case in accordance with United States generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements, and except that the financial statements included in the Form 10-QSB for the three months ended March 31, 2005 have the information required by the rules of the SEC. The books and records of the Company have been, and are being, maintained in all material respects in accordance with U.S. GAAP and reflect only actual transaction.

4.7 Compliance with Applicable Laws. The Company is not in violation of, or, to the knowledge of Adsouth is under investigation with respect to or has been given notice or has been charged with the violation of any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Material Adverse Effect.

4.8 Brokers. Except as set forth on Schedule 4.8, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or Commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.9 SEC Documents. The Company acknowledges that Adsouth is a publicly -held company and has made available to the Investor true and complete copies of any requested SEC Documents. The Company has registered its Common Stock pursuant to
Section 12(g) of the 1934 Act, and the Common Stock is quoted and traded on the OTC Bulletin Board. The Company has received no notice, either oral or written, with respect to the continued quotation or trading of the Common Stock on the OTC Bulletin Board. The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10 Litigation. To the knowledge of the Company, except as disclosed in the SEC Documents, no litigation, claim, or other proceeding before any court or governmental agency is pending or to the knowledge of the Company, threatened against the Company, the prosecution or outcome of which may have a Material Adverse Effect.

4.11 Exemption from Registration. Subject to the accuracy of the Investor's representations in Article V, except as required pursuant to the Registration Rights Agreement, the sale of the Common Stock and Warrants by the Company to the Investor will not require registration under the 1933 Act. When validly converted in accordance with the terms of the Series B Preferred Stock, and upon exercise of the Warrants in accordance with their terms, the Shares underlying the Preferred Stock and the Warrants will be duly and validly issued, fully paid, and non-assessable. The Company is issuing the Preferred Stock and the Warrants in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D as promulgated by the SEC under the 1933 Act, and/or Section 4(2) and/or 4(6) of the 1933 Act; provided, however, that certain filings and registrations may be required under state securities "blue sky" laws depending upon the residency of the Investor.

4.12 No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any Person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D as promulgated by the SEC under the 1933 Act) or general advertising with respect to the sale of the Preferred Stock or Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Series B Preferred Stock or Warrants, under the 1933 Act, except as required herein.

4.13 No Material Adverse Effect. Except as set forth in Schedule 4.13 attached hereto, since March 31, 2005, no event or circumstance resulting in a Material Adverse Effect has occurred or exists with respect to the Company. No material supplier has given notice, oral or written, that it intends to cease or reduce the volume of its business with the Company from historical levels. Since March 31, 2005, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investor.

4.14 Material Non-Public Information. The Company has not disclosed to the Purchaser any material non-public information that (i) if disclosed, would reasonably be expected to have a material effect on the price of the Common Stock or (ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

4.15 Internal Controls And Procedures. The Company maintains books and records and internal accounting controls which provide reasonable assurance that
(i) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are executed with management's authorization;
(ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company's consolidated assets is permitted only in accordance with management's authorization; and (iv) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U.S. generally accepted accounting principles.

4.16 Full Disclosure. The representations and warranties made by Adsouth in this Agreement and the certificates and documents furnished or to be furnished to the Purchasers pursuant to this Agreement, taken together with any other written information provided to the Purchasers in connection with this Agreement, do not contain and will not contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally, represents and warrants to the Company, with respect to itself, that:

5.1 Organization and Standing of the Purchaser. The Investor is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Vestal is a general partnership. The state in which any offer to purchase securities hereunder was made or accepted by such Purchaser is the state shown as such Purchaser's address. The Purchaser was not formed for the purpose of investing solely in the Series B Preferred Stock, the Warrants or the shares of Common Stock which are the subject of this Agreement.

5.2 Authorization and Power. Such Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the securities being sold to it hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary partnership action where appropriate. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Purchaser and at the Closing shall constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

5.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Purchaser's partnership agreement or other governing instruments where appropriate or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Purchaser is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on such Purchaser). The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of such Purchaser's obligations under this Agreement or to purchase the securities from the Company in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

5.4 Financial Risks. The Purchaser acknowledges that such Purchaser is able to bear the financial risks associated with an investment in the securities being purchased by the Purchaser from the Company and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Purchaser is capable of evaluating the risks and merits of an investment in the securities being purchased by the Purchaser from the Company by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Purchaser is capable of bearing the entire loss of its investment in the securities being purchased by the Purchaser from the Company.

5.5 Accredited Investor. The Purchaser is (i) an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the securities being purchased by the Purchaser from the Company. The Purchaser is acquiring the shares of Series B Preferred Stock and Warrants for investment and not with a view to the sale or distribution thereof and understands that such shares and Warrants are restricted securities, as defined in the 1933 Act, and may not be sold or otherwise distributed except pursuant to an effective registration statement or an exemption from the registration requirements of the 1933 Act and that the certificates for such shares and Warrants will bear an investment legend.

5.6 Brokers. Except as set forth in Schedule 4.8, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or Commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

5.7 Knowledge of Company. The Purchaser and such Purchaser's advisors, if any, have been, upon request, furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the securities being purchased by the Purchaser from the Company. The Purchaser and such Purchaser's advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries.

5.8 Risk Factors. The Purchaser understands that such Purchaser's investment in the securities being purchased by the Purchaser from the Company involves a high degree of risk. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being purchased by the Purchaser from the Company. The Purchaser warrants that such Purchaser is able to bear the complete loss of such Purchaser's investment in the securities being purchased by the Purchaser from the Company. In acquiring the shares of Series B Preferred Stock and Warrants, the Purchaser is not relying upon any projections of the future financial condition, results of operations or cash flows relating to the Company,

5.9 Full Disclosure. The representations and warranties made by the Purchaser in this Agreement and the certificates and document furnished pursuant to this Agreement do not contain and will not contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except as set forth or referred to in this Agreement, Purchaser does not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Company.

5.10 Payment of Due Diligence Expenses. The Company shall pay Investor $50,000 for due diligence expenses.

5.11 Exchange Securities. Schedule 5.11 sets forth a list of the Exchange Securities owned by each of Vestal and Molinsky. Vestal and Molinsky each represents as to its or his Exchange Securities that it or he has the marketable title to such Exchange Securities free and clear of any lien, security interest, pledge, encumbrance, marital right, right of first refusal, option or any other encumbrance of any kind and description.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

6.1. Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect according to the provisions of the Registration Rights Agreement and the Company shall comply in all material respects with the terms thereof.

6.2. Reservation Of Common Stock. As of the date hereof, the Company has reserved such number of shares of Common Stock as are issuable upon conversion of the Series B Preferred Stock and for issuance upon exercise of the Warrants based on the current conversion and exercise price. The Purchasers recognize that, as of the date of this Agreement, the Company does not have a sufficient number of authorized shares of Common Stock to permit the issuance of additional shares of Common Stock or Series B Preferred Stock as may be issuable pursuant to this Agreement or pursuant to adjustments in the conversion price of the Series B Preferred Stock. The Company's board of directors has approved, and the holder of more than 51% of the outstanding Common Stock has consented to and agreed to formally vote in favor of, an increase in the authorized capital stock as provided in Section 6.20 of this Agreement in order to provide for the potential issuance of such additional shares of Series B Preferred Stock and Common Stock. Upon stockholder approval of the amendment and the filing of a certificate of amendment with the Secretary of State of Nevada, the Company shall reserve and keep available at all times, free of preemptive rights, shares of Series B Preferred Stock and shares of Common Stock for the purpose of enabling the Company to issue the maximum possible shares of Series B Preferred Stock issuance pursuant to this Agreement and shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Warrants.

6.3. Compliance with Laws. The Company hereby agrees to comply in all material respects with the Company's reporting, filing and other obligations under federal securities laws.

6.4. Exchange Act Registration. The Company (a) will use its commercially reasonable best efforts to comply in all material respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend any registration under the 1934 Act or to terminate or suspend its reporting and filing obligations under the 1934 until the Purchasers have disposed of all of their Shares.

6.5. Corporate Existence; Conflicting Agreements. The Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

6.6 Preferred Stock. Until the earlier of (a) three years from the Closing or (b) such date as not less than eighty five percent (85%) of the Series B Preferred Stock shall have been converted and the shares of Common Stock issued on such conversion have been sold, the Company will not issue any Preferred Stock of the Company. 6.7 Convertible Debt. On or prior to the Closing Date, the Company will pay all convertible debt in the Company then outstanding. Until the earlier of (a) three years from the Closing or (b) such date as not less than eighty five percent (85%) of the Series B Preferred Stock shall have been converted, the Company will not issue any convertible debt.

6.8 Reset Equity Deals. On or prior to the Closing Date, the Company will cause to be cancelled any and all reset features related to any shares outstanding that could result in additional shares being issued. The Company will not enter into any transactions that have any reset features that could result in additional shares being issued. For purposes of this Section 6.8, a reset provision for a convertible security shall mean a provision whereby the issuance of securities at a lower price or having a lower conversion or exercise price will result in the conversion or exercise price of the security being reduced to the lower price or lower conversion or exercise price or more shares being issued, as the case may be. The Company may not enter into any transactions pursuant to which it issues convertible securities that have a conversion or exercise price that is based on the market price at the time of conversion or exercise.

6.9 Independent Directors. Within forty five (45) days from the Closing Date the Company shall have caused the appointment of such number of independent directors as will result in the independent directors constituting a majority of the board of directors and shall remain so until the Purchasers no longer own any of their Series B Preferred Stock. An independent director shall mean an individual who is not employed by the Company and who does not beneficially own ten percent (10%) of the Company's common stock and who is not an Affiliate of a Person who beneficially owns more than ten percent (10%) of the Company's outstanding Common Stock as well as any other individual who is an independent director under the regulations of the principal stock exchange or market on which the Common Stock is traded, provided, however, that if the Common Stock is not traded on a stock exchange or market that has a standard for independence, the independence of a director shall be determined under the regulations of the Nasdaq Stock Market deems to be independent. In the event that the Company fails to meet the requirements of this Section 6.9 as a result of the death, retirement, disability or resignation of an independent director, the Company shall have sixty (60) days to elect a replacement director. The Company shall pay to the Purchasers, pro rata, as liquidated damages and not as a penalty, an amount equal to twenty percent (20%) of the Purchase Price per annum, payable monthly for the period of 45 days to 60 days after the closing and thirty percent (30%) for the period of greater than 60 days post closing until rectified. All damages are payable in shares of Series B Preferred Stock. The parties agree that the only damages payable for a violation of the terms of this Agreement with respect to which liquidated damages are expressly provided shall be such liquidated damages. Nothing shall preclude the Purchasers from pursuing or obtaining specific performance or other equitable relief with respect to this Agreement. The parties hereto agree that the liquidated damages provided for in this Section 6.9 constitute a reasonable estimate of the damages that may be incurred by the Purchasers by reason of the failure of the Company to appoint at least two independent directors in accordance with the provision hereof.

6.10 Independent Directors Become Audit Committee and Majority of Compensation Committees. The Company will cause the audit committee to be composed solely of independent directors and the compensation committees to be composed by a majority of independent directors within 45 days post Closing. If at any time after the 45 days post Closing the audit committee is not compose solely of independent directors and the compensation committee is not composed by a majority of independent directors, the Company shall pay in shares of Series B Preferred Stock to the Purchasers, pro rata, as liquidated damages and not as a penalty, an amount equal to ten percent (10%) of the Purchase Price per annum, payable monthly. The parties agree that the only damages payable for a violation of the terms of this Agreement with respect to which liquidated damages are expressly provided shall be such liquidated damages. Nothing shall preclude the Purchasers from pursuing other remedies or obtaining specific performance or other equitable relief with respect to this Agreement. The parties hereto agree that the liquidated damages provided for in this Section
6.10 constitute a reasonable estimate of the damages that may be incurred by the Purchasers by reason of the failure of the Company to appoint at least two independent directors in accordance with the provision hereof. At such time as a majority of the Company's directors are independent directors, the Company will cause the composition of the audit committee to be solely independent directors and the composition of the compensation committee to be a majority of independent directors.

6.11 Use of Proceeds. The Company will use the net proceeds from the sale of the Preferred Stock and the Warrants (excluding amounts paid by the Company for legal and administrative fees in connection with the sale of such securities) for the payment of debt, including convertible debt, acquisition of a warehouse facility and equipment, purchase of inventory, purchase of advertising and print placement and working capital and other corporate purposes and acquisitions.

6.12 Right of First Refusal. Until the earlier of (a) three years from the Closing or (b) such date as not less than ninety percent (90%) of the Series B Preferred Stock purchased by a Purchaser shall have been converted, such Purchaser shall have the right to participate in any subsequent funding by the Company, other than an Exempt Issuance, on a pro rata basis at eighty percent (80%) of the offering price. The pro rata basis for any Purchaser shall be that percentage which the number of shares of Series B Preferred Stock owned by such Purchaser bears to the total number of shares of Series B Preferred Stock initially issued by the Company.

6.13 Price Adjustment. The Certificate of Designation shall include the following provision: If, within the 24 months following the Closing Date, the Company closes on the sale of a note or notes, shares of Common Stock, or shares of any class of Preferred Stock at a price per share of Common Stock, or with a conversion right to acquire Common Stock at a price per share of Common Stock (other than (x) an Exempt Issuance or (y) an issuance covered by Section 7(a) or 7(c) hereof or (z) an issuance of Common Stock upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 7(b)), that is less than the Conversion Price in effect at the time of such sale (such lower price being referred to as the "Lower Price"), the conversion rate shall be adjusted as follows. The "Conversion Price" shall mean the price paid for one share of Series B Preferred Stock divided by the number of shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock. The "Conversion Rate" is the number of shares of Common Stock issuable upon conversion of one (1) share of Series B Preferred Stock. The initial Conversion Rate is nine (9) shares of Common Stock per share of Series B Preferred Stock and the initial Conversion Price is $.30. The Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares (including the exercise or conversion of all options, warrants and other convertible securities) and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received or receivable for the issuance of such additional shares at the Lower Price would purchase at the Conversion Price then in effect. Such adjustment shall be made successively whenever such an issuance is made.

6.14 Price Adjustment Based on Earnings Per Share. In the event the Company earns between $0.167 and $0.1086 (35% Decline) per share (where such earnings in this paragraph shall always be defined as earnings on a pre tax fully diluted basis as reported for the fiscal year ended December 31, 2005 from continuing operations before any non recurring items (For the purpose of this calculation the amortization expense included from the buyout of the February 17 and 22, 2005 convertible debt and the exchange of the debt issued in connection with the May 2005 convertible debt for the Series B Preferred Stock and Warrants pursuant to this Agreement shall be included as non-recurring items.)) the number of preferred shares outstanding to the Purchasers shall be increased proportionately by 0% if the earnings are $0.1671 per share and by 35% if the earnings are $0.1086 per share or less (35% increase in number of Series B Preferred Shares). For purposes of determining fully-diluted earnings per share, convertible notes, shares of Common Stock and warrants that were issued by the Company to Vestal and Molinsky and are being exchanged for Series B Preferred Stock and Warrants shall not be included in the calculation post Closing.

6.15 Insider Selling. The earliest any "Insiders" can start selling their shares shall be two years from Closing. Insiders shall include all persons who are officers or directors of the Company on the Closing Date. Andrew Barron Worden, the Purchasers, and John Acunto Jr. shall not be considered "Insiders". John Acunto Jr. will be limited to selling his shares based on the 144a clause of 1% of the total outstanding shares of the company per quarter. John Acunto Jr's restricted shares and options are included under the definition of an insider above.

6.16 Employment and Consulting Contracts. Employment and consulting contracts with officers and directors shall at time of Closing and for two years thereafter shall not contain: any bonuses not related directly to increases in earnings; any car allowances not approved by the unanimous vote of the board of directors; any anti-dilution or reverse split protection provisions for shares, options or warrants; any deferred compensation; any unreasonable compensation or benefit clauses; or any termination clauses of over one year of salary.

6.17 Sale or Merger of Company. In the event of a sale of substantially all of the assets of the Company or a merger or consolidation of the Company in a transaction in which the Company is not the surviving entity, then, subject to and in accordance with the terms of the Preferred Stock and Warrants, the applicable percentage restriction in the Preferred Stock and in the Warrants will immediately be terminated and the Investors will have the right to convert the Preferred Stock and exercise the Warrants concurrent with the sale, subject to the conversion by the Investor of the Preferred Stock and the payment by the Investor to the Company of the aggregate exercise price of the Warrant.

6.18 Debt Limitation. The Company agrees that, from January 1, 2006 until the earlier of (a) three years from the Closing starting December 31, 2005 or (b) such date as not less than eighty five percent (85%) of the Series B Preferred Stock shall have been converted, the Company will not to enter into any new borrowings of more than three times as much as the sum of the EBITDA from recurring operations over the past four quarters for the first year and twice as much as the sum of the EBITDA from recurring operations over the past four quarters for the first second and third year.

6.19 Subsequent Equity Sales. From the date hereof until such time as no Purchaser holds any of the

Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any Subsequent Financing involving a "Variable Rate Transaction" or an "MFN Transaction" (each as defined below). The term "Variable Rate Transaction" shall mean a transaction in which the Company issues or sells
(i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock. The term "MFN Transaction" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section 6.19 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

6.20 Amendment to Articles of Incorporation. The Company's board of directors has approved, subject to stockholder approval, an amendment to its Articles that
(i) eliminates the Series A Convertible Preferred Stock and gives the board of directors the right to determine the rights, preferences, privileges and limitations of the 3,500,000 shares of preferred stock presently designated as Series A Convertible Preferred Stock and (ii) increases the number of authorized shares of preferred stock to 10,000,000 shares and increases the number of authorized shares of Common Stock to 60,000,000 shares. The Company will submit such amendment to its stockholders as soon as practical after the Closing Date. The board of directors has approved, subject to (x) the approval by the Company's stockholders of the amendment to the Articles referred to in the preceding sentence and (y) the approval of the holders of a majority of the shares of Series B Preferred Stock, an amendment to the Certificate of Designation which increases the number of authorized shares of Series B Preferred Stock to 3,000,000 shares. Each Purchaser agrees to consent to the foregoing increase in the number of authorized shares of Series B Preferred Stock.

6.21 Limitation on Liquidated Damages. Notwithstanding any contrary provisions of this Agreement, in no event shall the number of shares of Series B Preferred Stock issuable as liquidated damages pursuant to Sections 6.9 or 6.10 of this Agreement or the Registration Rights Agreement exceed fifty percent (50%) of the number of shares of Series B Preferred Stock issued pursuant to this Agreement; provided, however, that in lieu is issuing shares of Series B Preferred Stock, the Company may issue shares of a new series of preferred stock, the terms of which are identical to the Series B Preferred Stock and which are pari passu with the Series B Preferred Stock as to voting, dividends and upon voluntary or involuntary liquidation, dissolution or winding up.

                                   ARTICLE VII

                           COVENANTS OF THE PURCHASERS

7.1 Compliance with Law. Each Purchaser's trading activities with respect to shares of the Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market on which the Company's Common Stock is listed or traded.

7.2 Transfer Restrictions. Each Purchaser acknowledges that (1) the Preferred Stock, Warrants and shares underlying the Preferred Stock and Warrants have not been registered under the provisions of the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Purchaser shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Preferred Stock, Warrants and shares underlying the Notes and Warrants to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of the Preferred Stock, Warrants and shares underlying the Preferred Stock and Warrants made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, shall require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

7.3 Restrictive Legend. Each Purchaser acknowledges and agrees that the Preferred Stock, the Warrants and the Shares underlying the Preferred Stock and Warrants, and, until such time as the Shares underlying the Preferred Stock and Warrants have been registered under the 1933 Act and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Shares, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such securities):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT."

7.4 Release of Security Interest. Vestal, as Agent pursuant to the Security Agreement shall take, and Vestal and Molinsky, in their capacities as lenders instruct Vestal, as Agent, to take, such steps as are necessary to evidence the release of the security interest in the Company's assets held by them pursuant to the Security Agreement.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

         The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

8.1 No Termination. This Agreement shall not have been terminated pursuant to Article X hereof.

8.2 Representations True and Correct. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

8.3 Compliance with Covenants. The Investor shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

8.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         The obligation of each Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

9.1 No Termination. This Agreement shall not have been terminated pursuant to Article X hereof.

9.2 Representations True and Correct. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

9.3 Compliance with Covenants. Adsouth shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

9.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         10.1.1  by mutual written consent of the Investor and the Company;

         10.1.2 by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of the Investor set forth in this Agreement, or the Investor upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if the representations and warranties of Adsouth or the Purchasers, respectively, taken as a whole, shall have become untrue in any material respect, in either case such that any of the conditions set forth in
Article VIII or Article IX hereof would not be satisfied (a "Terminating Breach"), and such breach shall, if capable of cure, not have been cured within five (5) business days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach, it being understood that the right of termination on behalf of the Purchasers may only be made by the Investor.

10.2 Effect of Termination. Except as otherwise provided herein, in the event of the termination of this Agreement pursuant to Section 10.1 hereof, there shall be no liability on the part of the Company or any Purchaser or any of their respective officers, directors, agents or other representatives and all rights and obligations of any party hereto shall cease; provided that in the event of a Terminating Breach, the breaching party shall be liable to the non-breaching party for all costs and expenses incurred by the non-breaching party not to exceed $50,000.

10.3 Amendment. This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto; provided, however, that the provisions of Sections 2.1(b) and 2.1(d) may not be amended without the approval of the holders of a majority of the shares of Common Stock then outstanding.

10.4 Waiver. At any time prior to the Closing Date, the Company or the Investor (on behalf of the Purchasers), as appropriate, may: (a) extend the time for the performance of any of the obligations or other acts of other party or;
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound hereby.

                                   ARTICLE XI

                               GENERAL PROVISIONS

 11.1 Transaction Costs. Except as otherwise provided herein, each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred by that party in connection with this Agreement; provided, the Company shall pay Investor such due diligence expenses as described in section 5.10.

11.2 Indemnification. The Purchasers agrees to indemnify, defend and hold the Company (following the Closing Date) and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of or result from any breach of this Agreement by such Purchaser or failure by such Purchaser to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement. The Company agrees to indemnify, defend and hold the Purchasers harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the Company to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement. In no event shall the Company or the Purchasers be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement nor shall any party have any liability hereunder in the event of gross negligence or willful misconduct of the indemnified party. In the event of the failure of the Company to issue the Series B Preferred Stock and Warrants in violation of the provisions of this Agreement, the Purchasers, as their sole remedy, shall be entitled to pursue a remedy of specific performance upon tender into the Court an amount equal to the Purchase Price hereunder. The indemnification by the Company and the Investors (other than the Company's obligations to issue the Series B Preferred Stock and Warrants) shall be limited to $50,000. This Section 11.2 shall not relate to indemnification under the Registration Rights Agreement.

11.3 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4 Entire Agreement. This Agreement (together with the Schedule, Exhibits, Warrants and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or
(iv) on the date of delivery as shown on the return receipt, after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

                           If to Adsouth:
                           -------------

                           Adsouth Partners Inc
                           1515 North Federal Highway; Suite 418
                           Boca Raton, Florida 33432
                           Attention: Anton Lee Wingeier, CFO

                           With a copy to:
                           --------------

                           Asher S. Levitsky, P.C.
                           Esanu Katsky Korins & Siger, LLP
                           605 Third Avenue
                           New York, New York 10158
                           Facsimile No.: 212 716-3338

                           If to the Investor:
                           ------------------

                           Barron Partners L.P.
                           c/o Barron Capital Advisors, LLC

                           730 Fifth Avenue, 9th Floor
                           New York, New York  10019
                           Attn: Andrew Barron Worden

                           If to Vestal:
                           ------------

                           6471 Enclave Way
                           Boca Raton, FL  33496
                           Attention:  Mr. Allan R. Lyons
                           Fax No.: (561) 912-9979

                           If to Molinsky:
                           --------------

                           51 Lordes Highway East
                           Weston, CT 06883

11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.7 Binding Effect. All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

11.8 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

 11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

11.10 Jurisdiction. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive, to the maximum extent permitted by law, their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the Federal and State Courts serving the City and State of New York. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the court.

11.11 Preparation and Filing of Securities and Exchange Commission filings. The Purchasers shall reasonably assist and cooperate with the Company in the preparation of all filings with the SEC after the Closing Date due after the Closing Date.

11.12 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

11.13 Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

11.14 Third Parties. Except as disclosed in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

11.15 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on the party who executed and delivered this Agreement by facsimile transmission.

         IN WITNESS WHEREOF, the Purchasers and the Company have as of the date first written above executed this Agreement.

THE COMPANY:

ADSOUTH PARTNERS INC.

_________________________

By: _____________________
    Anton Lee Wingeier, CFO

INVESTOR:

BARRON PARTNERS LP

______________________________
Andrew Barron Worden
President, General Partner of
Barron Partners LP
730 Fifth Avenue, 9th Floor
New York NY 10019


VESTAL VENTURE CAPITAL


_____________________________
Name: Mr. Allan R. Lyons


_____________________
Richard Molinsky

                                          Schedule A
                                          ----------

                                                     NUMBER OF SHARES OF COMMON
                                                      STOCK INTO WHICH PREFERRED
                                                         STOCK IS CONVERTIBLE
                                 AMOUNT OF               --------------------
NAME AND ADDRESS                 INVESTMENT
----------------                 ----------

Barron Partners LP
730 Fifth Avenue, 9th Floor
New York, New York 10019         $2,500,000.00                    8,333,334
Attn: Andrew Barron Worden

Vestal Venture Capital
6471 Enclave Way                   $761,244.00                    2,537,480
Boca Raton, FL  33496
Attention:  Mr. Allan R.
Lyons
Fax No.: (561) 912-9979

Richard Molinsky
51 Lordes Highway East              $50,460.00                     168,200
Weston, CT 06883

 Schedule 4.13 - Events or Circumstance Resulting in a Material Adverse Effect
 -----------------------------------------------------------------------------

None

             Schedule 4.3 - Authorized and Outstanding Capital Stock
             -------------------------------------------------------

                                                  Series A Convertible Preferred Stock          Series B Convertible Preferred Stock
Preferred Shares Authorized 5,000,000                     3,500,000 Designated                            1,500,000 Designated
------------------------------------------------------------------------------------------------------------------------------------
Currently Outstanding                                               0                                                          0
Issuance of securities pursuant to Agreement                        0                                                  1,226,559
------------------------------------------------------------------------------------------------------------------------------------
Total outstanding after issuance of securities
pursuant to Agreement                                               0                                                  1,226,559
------------------------------------------------------------------------------------------------------------------------------------

                                                                   Assumed Conversion
                                                                          of Series B      Assumed Exercise of
                                                   Common Stock           Convertible      Outstanding Options
Common Shares Authorized  33,000,000                Outstanding       Preferred Stock             and Warrants        Fully Diluted
------------------------------------------------------------------------------------------------------------------------------------
Currently Outstanding                                 8,231,765                     0                3,134,414           11,366,179
Securities exchanged pursuant to Agreement             (570,833)                    0                 (937,500)          (1,508,333)
Buy-out existing convertible debt warrants                    0                     0                 (550,087)            (550,087)
Issuance of securities pursuant to Agreement                  0            11,039,016               12,000,000           23,039,016
Investment banking warrants                                   0                                        633,333              633,333
------------------------------------------------------------------------------------------------------------------------------------
Sub-total                                             7,660,932            11,039,016               14,280,160           32,980,108
Options issued to executives, subject to
increase in authorized shares of common stock                 0                     0                2,800,000            2,800,000
------------------------------------------------------------------------------------------------------------------------------------
Total outstanding and issuable after issuance
of securities pursuant to Agreement                   7,660,932            11,039,016               17,080,160           35,780,108
------------------------------------------------------------------------------------------------------------------------------------

            Schedule 4.5 - Conflicts; Required Filings and Consents
            -------------------------------------------------------

None

Schedule  5.11 - Exchanged Securities
-------------------------------------

Name                                   Shares of Common             Warrants to
----                                    Stock Exchanged            Purchase the
                                                                      Following
                                                                     Underlying
                                                                      Shares of
                                                                         Common

Vestal Venture Capital                          550,000                 875,000
Richard Molinsky                                 20,833                  62,500
--------------------------------------------------------------------------------
Total                                           570,833                 937,500
--------------------------------------------------------------------------------

                         Schedule 4.8 - List of Brokers
                         ------------------------------

                                    AMOUNT OF
NAME AND ADDRESS                   INVESTMENT            WARRANTS
----------------                   ----------            --------

Atlas Capital Services, LLC       $125,000.00            300,000 at an exercise
                                                         price of $0.30


Liberty Company Financial LLC     $125,000.00            333,333 at an exercise
                                                         price of $0.30.

                                    Exhibit A
                                    ---------

   Form of Certificate of Deisgnations of Preferences, Rights and Limitations
   --------------------------------------------------------------------------

                                    Exhibit B
                                    ---------

                          Registration Rights Agreement
                          -----------------------------

                                    Exhibit C
                                    ---------

                                    Warrants
                                    --------

                                                                                Vestal
     NAME AND ADDRESS                         Barron Partners LP            Venture Capital            Richard Molinsky
                                              ------------------            ---------------            ----------------

                                                        1,887,246                     574,662                     38,092
     Warrant (1) - $0.65 Exercise Price

                                                        1,887,246                     574,662                     38,092
     Warrant (2) - $1.20 Exercise Price

                                                        2,642,144                     804,527                     53,329
     Warrant (3) - $1.50 Exercise Price

                                                        2,642,144                     804,527                     53,329
     Warrant (4) - $1.80 Exercise Price

                                    Exhibit D
                                    ---------

                                Escrow Agreement
                                ----------------

                                    Exhibit E
                                    ---------

                      John Acunto Jr. Consulting Agreement
                      ------------------------------------